Exhibit 10.1

June 1, 2020

Ken Knight

Re:	Offer of Employment with Invitae Corporation

Dear Ken:

It is my great pleasure to invite you to join the Invitae team. The terms of our offer are as follows:

1.    Duties. As Chief Operating Officer (COO) you will be responsible for all duties pertaining to the role of COO. As Invitae’s business evolves, your job responsibilities may likely change. During your employment, you will devote your best efforts and your full business time, skill and attention to your Invitae job duties.

2.    Annual Compensation. Invitae will pay you a base salary of $500,000 per year, less all deductions and withholdings that apply. We will pay you according to Invitae’s standard payroll practices, as they may change from time to time. You will be eligible to participate in Invitae’s management incentive plan starting in Q1, 2021. Invitae may modify your compensation during the course of your employment.

3.    Sign-on. You will also be eligible for a sign-on bonus of $500,000 payable within 30 days of your start date, with this amount to be repaid if you resign before 12 months of service. In addition, Invitae will also grant you, within 30 days of your start date, 75,000 restricted stock units (RSUs) that will vest 50% after 6 months of service and 50% after 12 months of service, subject to the terms and conditions of Invitae’s 2015 Stock Incentive Plan and the applicable Stock Award Agreement. Such RSUs are intended to be inducement awards under Rule 303A.08 of the New York Stock Exchange (“NYSE”).

4.    Location. Your position can be based in any of our offices, with the requirement of maintaining a meaningful presence in the San Francisco, CA office, especially in the first 6 months of employment.

5.    Equity. Invitae will grant you, within 30 days of your start date, 250,000 RSUs that will vest on the service anniversary date in three equal annual installments over a three-year period, subject to the terms and conditions of Invitae’s 2015 Stock Incentive Plan and the applicable Stock Award Agreement. Such RSUs are intended to be inducement awards under Rule 303A.08 of the NYSE.

6.    Benefits. If you choose to enroll, health coverage will begin on the 1st of the following month (i.e., if you start August 15th, benefits go live September 1st.) You will be eligible to participate in Invitae-sponsored medical and other employee benefits programs. For additional information on Invitae’s benefits package, please refer to the Employee Benefits summary enclosed with this letter. We will provide further details at your New Hire Orientation, to be scheduled soon after your first day on the job. Invitae may, from time to time, change these benefits.

7.    Background Check and Board Appointment. This offer of employment is contingent upon satisfactory results of a background check to be performed pursuant to your written authorization and subject to formal appointment by our Board of Directors.

8.    Confidentiality Agreement. As a condition of your employment, you will be expected to sign Invitae’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement.

9.    At-Will Employment. Your employment with Invitae will be “at will.” This means that either you or Invitae may terminate your employment at any time, with or without cause. Any contrary representations or agreements which may have been made to you are superseded by this offer letter. The “at will” term of your employment can only be changed in a writing signed by you and Invitae.

10.    Arbitration.

(a)    Agreement to Arbitrate All Disputes. To ensure the timely and economical resolution of disputes that may arise between you and Invitae, both you and Invitae mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your employment with Invitae (including but not limited to all statutory claims); or (iii) the termination of your employment with Invitae (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND INVITAE WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

(b)    Arbitrator Authority. The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Arbitration section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

(c)    Individual Capacity Only. All claims, disputes, or causes of action under this Arbitration section, whether by you or Invitae, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

(d)    Arbitration Process. Any arbitration proceeding under this Arbitration section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.lamsadr.com/rules-employment-arbitration/). You and Invitae both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or Invitae would be entitled to seek in a court of law. Invitae shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.

(e)    Excluded Claims. This Arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

(f)    Injunctive Relief and Final Orders. Nothing in this Arbitration section is intended to prevent either you or Invitae from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

11.    Miscellaneous. This letter states the complete and exclusive terms and conditions of your offer and supersedes any other agreements, whether written or oral. By joining Invitae, you are agreeing to abide by all Invitae policies and procedures as they are established. The terms of this offer and your employment with Invitae will be governed in all aspects by the laws of the State of California. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We look forward to having you join us on or before September 1, 2020. If you wish to accept this offer under the terms and conditions described above please sign and date this letter and return it to me by June 8, 2020. If you have any questions about the terms of this offer, please contact me.

Best Regards,

/s/ Glenn Medalle

Glenn Medalle

Head of Talent

Invitae Corporation

I have this offer letter. I under and agree to its terms.

/s/ Kenneth D. Knight
NAME

Today’s Date:

6/9/2020

Start Date (mm/dd/yy): 06/29/20